Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & COO

March 9, 2004	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.
REPORTS 2003 OPERATING RESULTS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that for the full year 2003 it recorded net income of $69,000, or $0.01 per Class A Unit, on revenues of $15.4 million.  In 2002, the Partnership recorded a net loss of $480,000, or $0.06 per Class A Unit, on revenues of $14.6 million.   Net cash flow was $2.2 million, or $0.28 per Class A Unit, in 2003 compared to net cash flow of $1.6 million, or $0.21 per Class A Unit, in 2002. Cash distributions of  $0.16 per unit were paid to shareholders in 2003.

The company declared a quarterly cash dividend of five cents ($0.05) per Class A Unit at the March 2004 meeting of the Board of Directors of its general partner, ML Resources, Inc. (MLR). The distribution is an increase from the previous rate of three cents ($0.03), which was paid in the previous two quarters and will be paid on May 14, 2004, to the unit holders of record as of Wednesday, March 31, 2004. This distribution marks the 72nd consecutive quarterly dividend, dating back to the inception of the Partnership in 1986.

The Partnership received an average price of $0.486 per pound (WIS at 25% moisture) for macadamia nut production in 2003, compared to an average price of $0.475 received in 2002.  The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa and 50% on USDA-reported macadamia nut prices for the two preceding years.  The USDA portion of the nut price in 2003 decreased 5%, and the Mauna Loa portion increased 18% compared to the prior year.

The improved results over 2002 are mainly attributable to a slightly higher nut price and an increased level of contract farming activities. In general, macadamia nut prices are rising as demand continues to grow while supply growth has been slow in Australia and South Africa. A weaker dollar has also reduced Australian exports to the United States.

Macadamia nut production for 2003 was 21.2 million pounds (wet-in-shell at a 25% moisture), as the 2003 crop was down slightly, primarily due to the continued drought in the Ka’u region of Hawaii and below average rainfall in the Keaau and Mauna Kea orchards.

For the fourth quarter 2003 the Partnership recorded a net profit of $406,000 on revenues of $6.8 million compared to a net loss of $136,000 on revenues of $6.2 million for the fourth quarter of 2002.  Revenue and net earnings increased for the fourth quarter 2003 compared to the same period in 2002, mainly due to a higher actual nut price paid by Mauna Loa than previously estimated.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii.

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ML MACADAMIA ORCHARDS, L.P.

Income Statements

Unaudited
(in thousands, except per unit data)

	Three months ended December 31,		Full year ended December 31,
	2003	2002	2003	2002
Macadamia nut sales	$5,272	$4,661	$10,459	$10,336
Contract farming revenue	1,565	1,535	4,967	4,220
Total revenues	6,837	6,196	15,426	14,556
Cost of goods and services sold	6,017	6,208	14,223	13,604
Gross income (loss)	820	(12)	1,203	952
General and administrative expenses	390	73	1,161	1,247
Operating income (loss)	430	(85)	42	(295)
Interest expense	(53)	(66)	(203)	(307)
Interest income	4	5	12	46
Other income	54	13	260	109
Income (loss) before tax	435	(133)	111	(447)
Income tax expense	(29)	(3)	(42)	(33)
Net income (loss)	$406	$(136)	$69	$(480)

Net cash flow (as defined in the Partnership Agreement)	$1,566	$1,268	$2,157	$1,592

Net income (loss) per Class A Unit	$0.05	$(0.01)	$0.01	$(0.06)

Net cash flow per Class A Unit	$0.20	$0.17	$0.28	$0.21

Cash distributions per Class A Unit	$0.03	$0.05	$0.16	$0.20

Class A Units outstanding	7,500	7,500	7,500	7,500